(h)(1)(iii)

February 28, 2011

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Rd., Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated February 28, 2011, we have agreed to waive the administrative services fee payable to us under the Administration Agreement dated April 1, 2002, as amended and restated on December 31, 2008 between ING Variable Portfolios, Inc. and ING Funds Services, LLC (the “Agreement”) with respect to ING Australia Index Portfolio (the “Portfolio”), a series of ING Variable Portfolios, Inc., in the amount of 0.10% per annum. By this letter, we agree to waive that fee for the period from on or about February 28, 2011 through and including May 1, 2014.

ING Funds Services, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Services, LLC

Agreed and Accepted:
ING Variable Portfolios, Inc.
(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC